EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Retirement, Severance, and Administrative Committee
Western Digital Corporation 401(k) Plan:
     We consent to the incorporation by reference in the Registration Statement (No. 33-56128) on Form S-8 of Western Digital Corporation and the Western Digital Corporation 401(k) Plan of our report dated December 22, 2008, with respect to the statements of net assets available for plan benefits of Western Digital Corporation 401(k) Plan as of June 30, 2008 and 2007 and the related statements of changes in net assets available for plan benefits for the years then ended, and related supplemental schedule, which report appears in the June 30, 2008 annual report on Form 11-K of the Western Digital Corporation 401(k) Plan.
/s/ KPMG LLP
Los Angeles, California
December 22, 2008

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